Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces Second Quarter Financial Results

Revenue Increased 12%, Adjusted EBITDA Increased 30%

WebMD Raises Financial Guidance for 2014

New York, NY (August 5, 2014)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the second quarter.

“We are pleased to report second quarter results that highlight strong performance across our business and reflect WebMD’s continued progress in delivering an engaging experience for our users and a powerful advertising platform for customers,” said David Schlanger, Chief Executive Officer, WebMD.

Financial Highlights

For the three months ended June 30, 2014:

•	Revenue was $140.4 million, compared to $125.3 million in the prior year period, an increase of 12%. Public portal advertising and sponsorship revenue was $116.2 million compared to $105.8 million in the prior year period. Private portal services revenue was $24.2 million compared to $19.5 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $37.9 million, compared to $29.2 million in the prior year period, an increase of 30%.

•	Net income was $9.7 million or $0.23 per diluted share, compared to $2.6 million, or $0.05 per diluted share in the prior year period.

“During the quarter, we introduced an updated version of WebMD’s flagship mobile app to help consumers make sense of biometric data; launched an increasing number of native advertising campaigns aimed at consumers and health care professionals; incorporated our targeting and analytics offerings across a broader number of customer campaigns; and continued to grow our audience,” said Mr. Schlanger. He added, “The combination of these, and other actions, has helped WebMD further differentiate our offerings and strengthen our leadership position.”

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter reached an average of 179.4 million unique users per month generating 3.46 billion page views for the quarter, increases of 43% and 31%, respectively, from the prior year period.

Balance Sheet Highlights

During the second quarter, WebMD utilized approximately $37 million in cash to repurchase approximately 900 thousand shares of its common stock under its stock repurchase program. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors. Approximately $37 million remains available under the repurchase program as of June 30, 2014.

As of June 30, 2014, WebMD had: approximately $781 million in cash and cash equivalents; $952 million in aggregate principal amount of convertible notes outstanding; and approximately 39 million shares of its common stock outstanding (including approximately 900 thousand unvested shares of restricted stock).

Financial Guidance

Today, WebMD increased its revenue and earnings guidance for 2014 based on year-to-date actual results and its expectations for continued strength in its business in the third and fourth quarters.

For the year ending December 31, 2014, WebMD expects:

•	Revenue to be approximately $570 million to $580 million, an increase of approximately 11% to 13% from the prior year period.
•	Adjusted EBITDA to be approximately $152.5 million to $157.5 million, an increase of approximately 24% to 28% from the prior year period.

•	Net income to be approximately $36.5 million to $40.5 million.

For the third quarter of 2014, WebMD expects:

•	Revenue to be approximately $140 million to $143 million, an increase of approximately 7% to 9% from the prior year period.
•	Adjusted EBITDA to be approximately $37.5 million to $39.5 million, an increase of approximately 18% to 25% from the prior year period.

•	Net income to be approximately $8.5 million to $9.5 million.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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